Exhibit 10(e)(5)

Annual Performance Incentive Plan for 2006 (“2006 APIP”)

Under the 2006 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if annual performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved an annual incentive target and maximum opportunity for 2006, expressed as a percentage of base salary for each participating officer. Certain additional goals were established for some officers based on business unit goals and/or individual performance goals and objectives. The Committee also established overall threshold, target and maximum measures of performance for the 2006 APIP. The performance measures and weightings for 2006 were total revenue (30%), earnings per share (40%) and core cash flow from operations (30%).

For 2006, the performance against the 2006 APIP goals was as follows: Total revenue was below threshold, earnings per share was at maximum and core cash flow from operations exceeded maximum.